Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Announces Board of Director Changes

SCHAUMBURG, Ill. – June 28, 2011 – Sparton Corporation (NYSE: SPA) today announced that Mr. W. Peter Slusser has announced his retirement from the board of directors effective at the Company’s upcoming annual shareholders’ meeting to take place later this year.

Mr. Slusser has served on the board of directors since 1997 and has been President, Slusser Associates, Inc., an investment banking firm in New York, New York since 1988. Previously, Mr. Slusser served as Managing Director and head of the mergers and acquisitions department of Paine Webber Incorporated from 1975 to 1988.

“With Sparton’s new management team having completed the operational and financial phase of the turnaround, I can step away from the Company at this time,” said Mr. Slusser. “The organization’s transformation, success with its recent acquisitions, and implementation of a solid business development initiative has positioned the Company for a successful future.”

David Molfenter, Chairman of the Board commented, “We’d like to thank Peter for his 14 years of service to Sparton and wish him well in his retirement. His vast experience in the board room has been an asset during Sparton’s successful return to profitability,”

“We appreciate the counsel Peter has given us over the years and are pleased with the progress the Company has made recently,” said Cary Wood, President and CEO, Sparton Corp. “His insights related to the capital markets and extensive mergers and acquisitions experience have been instrumental to our ability to implement the Company’s strategic growth plans.”

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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